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                                                                    EXHIBIT 99.1

GUNTHER ANNOUNCES RESULTS OF RIGHTS OFFERING

NORWICH, Conn.--Nov. 26, 2001--Gunther International, Ltd. (OTC Bulletin Board:
SORT) today reported the results of its previously announced rights offering, the subscription period for which ended on November 21, 2001.

Stockholders other than Gunther Partners, LLC ("Gunther Partners") exercised basic and oversubscription rights to purchase a total of 2,326,096 shares of common stock at an exercise price of $.50 per share, leaving a total of 13,673,904 shares of common stock to be purchased by Gunther Partners pursuant to its Standby Purchase Agreement with the Company. Gunther Partners is a major stockholder and creditor of the Company, and two of its members are directors of the Company.

The rights offering will generate total gross proceeds of $8 million, before deducting the expenses of the offering. Among other things, the net proceeds of the offering will be used to repay in full all senior secured and unsecured indebtedness owed to Gunther Partners and its members and to repurchase at a discount debt and equity securities formerly held by the Estate of Harold S. Geneen, thereby eliminating substantially all of the Company's outstanding long-term debt on a going forward basis.

Giving effect to the rights offering and certain other related transactions, the Company will have approximately 19.37 million shares of common stock issued and outstanding. The shares issued pursuant to the rights offering will be delivered to stockholders as soon as practicable after November 28, 2001.

Gunther International, Ltd. is a leading manufacturer of intelligent document finishing systems and ink jet printing solutions. Based in Norwich, Connecticut, the Company serves customers in the insurance, financial services, pharmaceutical and outsourcing industries and governmental agencies.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Investors should be aware that such forward-looking statements are based on the current expectations of management and are inherently subject to a number of risks and uncertainties that could cause the actual results of the Company to differ materially from those reflected in the forward-looking statements. For more information concerning the factors which could cause actual results to differ materially from those projected, investors should refer to the discussions concerning forward looking information that are set forth in the Prospectus and in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2001.

Contact: Gunther International Ltd., Michael M. Vehlies, (860) 823-1427 (ext.
124).